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                                                                  Exhibit 10.1.6


                            Consolidated Edison, Inc.

           Deferred Stock Compensation Plan For Non-Officer Directors

At its meeting on June 20, 2002, the Board of Directors of Consolidated Edison, Inc. ("CEI") adopted the Consolidated Edison, Inc. Deferred Stock Compensation Plan for Non-Officer Directors (the "Plan") and terminated the Consolidated Edison Company of New York, Inc. Retirement Plan for Trustees (the "Retirement Plan") and the Consolidated Edison, Inc. Restricted Stock Plan for Non-Employee Directors. Retired Directors receiving benefits under the Retirement Plan will continue to do so. The following is an outline of the Plan, which is expected to be formalized in a Plan document that when completed will be filed as an exhibit to a future periodic report.

         o Directors of CEI who are not officers or employees of CEI are eligible to participate in the plan.

         o As of July 1, 2002, the net present value of each current eligible Director's accrued benefit under the Retirement Plan was converted into a number of Company stock units, which was calculated by dividing the net present value of the Retirement Plan benefit by the closing price of a share of CEI's common stock on June 28, 2002, the last business day before July 1. In addition, each eligible Director was allocated an additional 400 stock units as of July 1, 2002.

         o Commencing in 2003, each eligible Director will be allocated an annual award of 1,300 stock units on the first business day after the Company's annual meeting. If an eligible Director is first appointed to the Board after an annual meeting, his or her first annual award will be prorated.

         o The initial allocations and the annual awards of stock units will be deferred until the Director's termination of service from the Board of Directors.

         o Directors will have the right to defer all or a portion of their retainers and meeting fees into additional stock units. Stock units attributable to voluntary deferrals of retainers and meeting fees will be deferred until the Director's termination of service or, at the option of the Director, for five years or more after the year in which the units were deferred, if earlier.

         o Dividend equivalents will be payable on deferred stock units in the amount and at the time that dividends are paid on CEI's common stock. At the option of a Director they will either be paid in cash or invested in additional stock units.

         o All payments on account of stock units will be made in shares of CEI common stock except that fractional stock units will be paid in cash. The Directors will have the option to have the stock units resulting from the mandatory deferrals paid over a maximum of ten years.